Exhibit 10.1

TENNANT’S

LONG-TERM

INCENTIVE

PLAN

(LTIP)

2005

Tennant Company	Long Term Incentive Plan

OBJECTIVE

To maximize Economic Profit Improvement.

LTIP DESIGN

It is essential for the management team to focus on common goals and objectives and to work towards the organization’s long-term success.  One vehicle to help facilitate this is a Long-Term Incentive Plan (LTIP).  Tennant’s LTIP has been designed to reward:

1.  Achievement of long-term financial objectives

2.  Improvement in Tennant stock price

ECONOMIC PROFIT (EP)

For the 2005 LTIP, Tennant will be utilizing Economic Profit (EP) improvement as the primary driver of our business.  As a result, objectives are tied directly to EP improvement over the three-year performance period (2005-2007).

The primary elements of EP are:

•                  Sales

•                  Operating Expenses

•                  Cost of Sales

•                  Selling and Administration Expenses

•                  Tax Rates

•                  Capital Charge on net assets, including:

•                  Inventories

•                  Receivables

•                  Property, Plant and Equipment

Payout under the EP element is a function of how well the Company performs vs. target performance (i.e., actual three-year aggregate EP improvement vs. target EP improvement).

LTIP Payout Formula

LTIP Payout Formula =

Base Salary X LTIP Award % = Target Award

The target award is then converted into a target stock award (70% of the target award) and a target cash award (30% of the target award.  Actual Awards will be based actual EP change over the three-year performance period vs. target change over the three-year performance period with a maximum payout of 2X the target cash and shares.

DEFINITIONS

BASE SALARY

The total base salary of an individual on March 31st of the first year of the LTI plan performance period.

OBJECTIVES

Company goals will be developed, approved, and communicated prior to the first quarter of the Plan Performance Period.

MANAGEMENT  COMMITTEE

This Committee has the responsibility for administration of the Plan, approving any changes in objectives, and resolving any issues around Plan interpretations.  The Management Committee will consist of Tennant’s CEO, VP of HR, CFO, and the respective SMT member.  The Board Executive Compensation Committee must approve changes that affect the Senior Management Team.

PERFORMANCE PERIOD

The Performance Period is the three-year period over which the Actual and Goal EP Growth are measured.

MATERIAL CHANGES

In those instances where there are material changes in the business (e.g., mergers, acquisitions, divestitures), the Management Committee reserves the right, without limitation, to make corresponding adjustments to any or all aspects of the Plan (i.e., funding schedules, individual objectives, etc.).  The Board Executive Compensation Committee must approve changes that affect the Senior Management Team.

AWARD DISTRIBUTION

Normally, payouts will occur near mid-March, following the end of the performance period.

TERMINATION

Should a participant’s employment terminate prior to the end of the Plan Performance Period for any reason other than retirement, death, or disability, the participant will not be entitled to an incentive payment.

If a participant’s employment with the Company terminates by reason of retirement, death, or disability, a prorated payment will be made within 90 days following the end of the performance period, based upon the time the participant served during the performance period.  The final award will be based on the performance over the entire performance period.

CHANGE IN JOB WITHIN THE COMPANY

A participant who changes jobs but is not eligible for this Plan in the future retains the right to payment under this Plan for any performance periods that have already begun.

EMPLOYMENT AT WILL

Participation in the Incentive Plan does not constitute a guarantee of continued employment to individuals in the Plan.  Employment with the Company remains “at will,” which means that all aspects of the job, including employment by the Company, may be changed or terminated by the Company at any time with or without cause.  Likewise, the individual may terminate employment with Tennant.

PLAN INTERRUPTION AND IMPLEMENTATION

The Company reserves the right, without limitation, to interpret and implement this Plan in accordance with the 1995 Stock Incentive Plan or any successor plan.  Interpretations of this Plan are generally made by the Management Committee.

Participant Signature
Date

Manager Signature
Date

SLT Member Signature

Date

Tennant Long Term Incentive Plan (LTIP) Description

LTIP Financial Goal (EP)

•                  Each year, a three-year Corporate Economic Profit (EP) target will be set for the following three-year period.  The result will be over-lapping, three year measurement periods.  See LTIP Attachment A for the payout period and payment schedule.

•                  Corporate EP performance will be reviewed regularly to ensure we are on track and to ensure actions are planned and taken as necessary.

•                  At the measurement period’s end, within 30 days of YE close, Corporate EP performance will be determined and payout levels approved.

LTIP Target and Payout Calculation

The formula for LTIP target is based on a percentage of base salary as of March 31st of the first year in the measurement period.  The percentage of base salary will be set based on competitive data and communicated to participants during the first quarter of each measurement period.  The LTIP Target will then be divided into shares (70%) and cash (30%) based on the stock price at the beginning of the measurement period.

Example:  An LTIP participant has a base salary of $100,000 and a targeted LTIP payout of 10% of base.  The stock price at the beginning of the measurement period is $35.00.  The LTIP Target Compensation is:

200 Shares (70% of $10,000/$35.00)

$3,000 (30% of $10,000)

Payouts for performance in excess or below plan will be based on schedules approved by the Board of Directors Compensation Committee and communicated to plan participants annually.  See Attachment B for the payout schedule for 2005. The maximum payout for any award is 200% of the targeted cash and share compensation.

Taxes

Employees will be taxed on the value of the award at the end of the measurement period based on the value of the cash and the shares awarded at the end of the measurement period.  If the tax obligation for the entire award exceeds that of the cash component of the award, employees will need to make arrangements to cover the difference prior to payment.

Termination Provisions

Should a participant’s employment terminate prior to the end of the measurement period for any reason other than retirement, death, or disability as defined in the 1995 Stock Incentive Plan (or successor plan), the participant will not be entitled to an incentive payment for the measurement period.

If a participant’s employment with the company terminates by reason of retirement, death, or disability, a prorated payment will be made within 90 days following the measurement period’s close, based upon the time the participant served in the eligible job during the measurement period.  The final award will be based on the overall measurement period performance.